EXHIBIT 10.3

EMPLOYMENT TRANSITION AGREEMENT

This Employment Transition Agreement (the “Agreement”) is entered into by and among Frank Hsu, M.D. (“Executive”), and Oncternal Therapeutics, Inc. (the “Company”) effective as of February 25, 2021 (the “Effective Date”).

Recitals

WHEREAS, Executive is a party to that certain Employment Agreement with the Company dated August 26, 2019 (the “Employment Agreement”);

WHEREAS, the Company desires to continue to employ Executive, and Executive desires to continue employment with the Company, through March 15, 2021 (such date, or any earlier date on which Executive’s employment with the Company terminates for any reason, the “Transition Date”), on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties agree as follows:

Agreement

1.Employment Period.

(a)Transition Date.  The Transition Date will occur on March 15, 2021, or such earlier date on which Executive’s employment with the Company terminates for any reason.  The parties acknowledge that the Transition Date will constitute the date of Executive’s “separation from service” (as defined in Treasury Regulation Section 1.409A-1(h)).

(b)Employment Period.  During the period (the “Employment Period”) commencing on the Effective Date and ending on the Transition Date, Executive shall continue to be employed by the Company as its Chief Medical Officer.  Executive hereby agrees that, effective as of the Transition Date, he shall automatically cease to serve in the position of Chief Medical Officer (and any other titles or officer positions he may hold) of the Company (and any of its affiliates and subsidiaries). Executive shall execute any additional documentation necessary to effectuate the foregoing.

(c)Duties and Responsibilities.  During the Employment Period, Executive will continue to serve the Company as an employee in the role of Chief Medical Officer of the Company.  Executive shall be subject to and comply with the policies and procedures generally applicable to employees of the Company to the extent the same are not inconsistent with any term of this Agreement.

(d)Exclusive Services.  During the Employment Period, Executive shall serve and will perform such duties as are customarily associated with his position.  Executive agrees to devote his full working time and attention to the business affairs of the Company.

(e)Compensation During Employment Period.  As compensation for the services to be rendered by Executive to the Company during the Employment Period, Executive shall be paid the compensation and benefits:

(i)Base Salary.  For the period commencing on the Effective Date and ending on the Transition Date, the Company shall continue to pay to Executive his base salary at the rate of $400,000 per year, payable in accordance with the Company’s usual pay practices (and in any event no less frequently than monthly).

(ii)Annual Bonus.  Executive acknowledges that he has received his annual bonus for 2020 and will not be eligible for any annual bonus for 2021.

(iii)Benefits.  Executive shall be entitled to participate in benefits under the Company’s benefit plans and arrangements, including, without limitation, any employee benefit plan or arrangement made available in the future by the Company to its senior employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. The Company shall have the right to amend or delete any such benefit plan or arrangement made available by the Company to its senior employees and not otherwise specifically provided for herein.

(iv)Expenses.  The Company shall reimburse Executive for reasonable out-of-pocket business expenses incurred in connection with the performance of his duties hereunder, subject to such policies as the Company may from time to time establish, and Executive furnishing the Company with evidence in the form of receipts satisfactory to the Company substantiating the claimed expenditures.

(v)Paid Time Off.  Executive shall be entitled to such periods of paid time off (“PTO”) each year as provided from time to time under the Company’s PTO policy and as otherwise provided for similarly-situated executive employees.

(vi)Stock Options.  During the Employment Period, Executive’s stock options granted by the Company shall continue to vest in accordance with the terms of the stock option agreement and the equity plan pursuant to which such stock options were issued.  Upon the termination of the Employment Period for any reason, Executive’s outstanding stock options will cease vesting and any unvested stock options shall terminate.

(f)At-Will Employment; Termination.  The Company and Executive acknowledge that Executive’s employment is and shall continue to be at-will, as defined under applicable law, and that Executive’s employment with the Company may be terminated by either party at any time for any or no reason, with or without notice.  If Executive’s employment terminates for any reason, Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided in this Agreement.  Executive’s employment under this Agreement shall be terminated immediately on the death of Executive.

2.Transition Date Matters.

(a)Compensation Through Transition Date.  On the Transition Date, the Company will issue to Executive his final paycheck, reflecting (i) his earned but unpaid base salary through the Transition Date, and (ii) all accrued, unused PTO due Executive through the Transition Date. In addition, as a result of his termination, Executive shall be entitled to receive all benefits, including continuation and conversion rights, provided upon termination of employment under the Company’s employee benefit plans and policies in accordance with the terms of such plans and policies.  The amounts described in this Section 2(a) and Section 2(b) below are referred to as the “Accrued Obligations.”

(b)Expense Reimbursements.  The Company, within thirty (30) days after the Transition Date, will reimburse Executive for any and all reasonable and necessary business expenses incurred by Executive in connection with the performance of his job duties prior to the Transition Date, which expenses shall be submitted to the Company with supporting receipts and/or documentation no later than the Transition Date.

(c)Benefits.  Executive’s entitlement to health benefits from the Company, and eligibility to participate in the Company’s health benefit plans, shall cease on the last day of the calendar month during which the Transition Date occurs, except to the extent Executive elects to and is eligible to receive continued healthcare coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for himself and any covered dependents. Executive’s entitlement to other benefits from the Company, and eligibility to participate in the Company’s other benefit plans and programs, shall cease on the Transition Date.

(d)Relocation.  Effective February 1, 2021, Executive will not be eligible to receive any further relocation reimbursements or related tax-gross ups under Section 3(h) of the Employment Agreement.  In addition, Executive acknowledges that he was provided with temporary housing assistance under Section 3(h)(iv) of the Employment Agreement in excess of $14,000.  The Company acknowledges and agrees that it will not require the return or repayment of any such excess temporary housing costs.

3.Termination Benefits.

(a)Termination Benefits.  Upon (i) the expiration of the Employment Period on March 15, 2021, or (ii) any earlier termination of the Employment Period for any reason (other than Executive’s discharge by the Company for Cause (as defined in the Employment Agreement) or Executive’s voluntary resignation), and subject to the occurrence of the Release Effective Date (as defined below), Executive’s compliance with Section 5 and the terms of the Proprietary Information Agreement (as defined below), including Section 5(d) regarding the return of Company property, and the provisions of Section 4, and in addition to the Accrued Obligations, the Company agrees to provide Executive with the following termination benefits, which shall be the sole benefits to which Executive is entitled in connection with his termination of employment (the “Termination Benefits”):

(i)Cash Severance.  The Company shall pay to Executive a cash termination payment equal to $200,000, which represents Executive’s base salary for a period of six (6) months, payable in cash in a lump sum within ten (10) days following the Release Effective Date;

(ii)COBRA.  For the period beginning on the Transition Date and ending on the date which is six (6) full months following the Transition Date (or, if earlier, (A) the date on which the applicable continuation period under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) expires or (B) the date Executive becomes eligible to receive the equivalent or increased healthcare coverage from a subsequent employer) (such period, the “COBRA Coverage Period”), if Executive and his eligible dependents who were covered under the Company’s health insurance plans as of the Transition Date elect to have COBRA coverage and are eligible for such coverage, the Company shall directly pay or reimburse Executive on a monthly basis for an amount equal to (1) the monthly premium Executive is required to pay for continuation coverage pursuant to COBRA for Executive and his eligible dependents who were covered under the Company’s health plans as of the Transition Date (calculated by reference to the premium as of the Transition Date) less (2) the amount Executive would have had to pay to receive group health coverage for Executive and his covered dependents based on the cost sharing levels in effect on the Transition Date. If any of the Company’s health benefits are self-funded as of the Transition Date, or if the Company cannot provide the foregoing benefits in a manner that is exempt from Section 409A (as defined below) or that is otherwise compliant with applicable law (including, without limitation, Section 2716 of the Public Health Service Act), instead of providing the payments or reimbursements as set forth above, the Company shall instead pay to Executive the foregoing monthly amount as a taxable monthly payment for the COBRA Coverage Period (or any remaining portion thereof). Executive shall be solely responsible for all matters relating to continuation of coverage pursuant to COBRA, including, without limitation, the election of such coverage and the timely payment of premiums. Executive shall notify the Company immediately; and

(iii)Vesting.  The vesting and/or exercisability of each of Executive’s outstanding unvested stock options shall be automatically accelerated on the Release Effective Date as to the number of stock options that would vest over the six (6) month period following the Transition Date had Executive remained continuously employed by the Company during such period.

(b)Release. As a condition to Executive’s receipt of the Termination Benefits, Executive shall execute and not revoke a general release of all claims in favor of the Company (the “Release”) in the form attached hereto as Exhibit A.  The date on which Executive’s Release becomes effective in accordance with its terms is referred to as the “Release Effective Date.”  In the event Executive’s Release does not become effective within the fifty-five (55) day period following the Transition Date, Executive shall not be entitled to the aforesaid Termination Benefits.  The Termination Benefits set forth above represent full satisfaction of the Company’s severance obligations to Executive under the Employment Agreement or otherwise.

(c)Exclusive Remedy; No Mitigation. The Termination Benefits shall be the exclusive termination benefits to which Executive is entitled, unless Executive has breached the provisions of this Agreement or the Proprietary Information Agreement, in which case Section 5(e) shall apply. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.

4.Warranty.  Executive acknowledges that, other than the compensation set forth in Section 2 above paid to him as provided therein and the Termination Benefits set forth in Section 3 above, he has or will have received all wages, accrued but unused vacation pay or paid time off, and other compensation or benefits due to him as a result of his employment with and termination from the Company, including any amounts due to him under the Employment Agreement.  Executive specifically acknowledges and agrees that the Company does not have any further obligations to Executive for any compensation under the Employment Agreement.

5.Confirmation of Continuing Obligations.

(a)Proprietary Information and Inventions.  Executive hereby expressly reaffirms his obligations under the Proprietary Information and Inventions Agreement (the “Proprietary Information Agreement”), a copy of which is attached hereto as Exhibit B and incorporated herein by reference, and agrees that such obligations shall survive the Transition Date.

(b)Solicitation of Employees.  Executive shall not during the term of Executive’s employment and for a period of one (1) year following the Transition Date (the “Restricted Period”), directly or indirectly, solicit or attempt to solicit any employee of the Company or any of its affiliates to terminate his or her relationship with the Company or its affiliates in order to become an employee or consultant to or for any other person or entity, or otherwise encourage or solicit any employee of the Company or any of its affiliates to leave the Company or such affiliates for any reason or to devote less  than all of any such employee’s efforts to the affairs of the Company.

(c)Nondisparagement. Executive shall not disparage the Company, its board of directors, affiliates, or the Company’s business, and the Company shall not disparage, and shall instruct its then-current members of its board of directors and its executive officers not to disparage, Executive. Nothing contained herein shall preclude any person from enforcing the terms of this Agreement or providing truthful testimony in any judicial or other governmental proceeding when required to do so by legal process.

(d)Return of Property.  By signing below, Executive represents and warrants that he has returned to the Company all lists, books and records of, or in connection with, the Company’s business, and all other property belonging to the Company, it being distinctly understood that all such lists, books and records, and other documents, are the property of the Company.  Executive further represents and warrants that he has not nor will he copy or transfer any Company information, nor will he maintain any Company information after the Transition Date.  Executive’s compliance with this Section 5(d) shall be a condition to his receipt of the Transition Benefits.

(e)Remedy in the Event of Breach.  The receipt of the Termination Benefits shall be subject to Executive not violating the provisions of this Agreement or the Proprietary Information Agreement. In the event Executive breaches the provisions of this Agreement or the Proprietary Information Agreement, in addition to all other rights and remedies available to the Company under law or in equity, all continuing payments and benefits to which Executive may otherwise be entitled pursuant to Section 3 shall be immediately suspended, provided that if it is subsequently determined by arbitration or by a court of competent jurisdiction that Executive did not breach such provisions, all suspended amount shall be promptly paid to Executive.

(f)Whistleblower Provision.  Nothing herein shall be construed to prohibit Executive from communicating directly with, cooperating with, or providing information to, any government regulator, including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice. Executive acknowledges that the Company has provided Executive with the following notice of immunity rights in compliance with the requirements of the Defend Trade Secrets Act: (i) Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of proprietary information that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, (ii) Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of proprietary information that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (iii) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the proprietary information to Executive’s attorney and use the proprietary information in the court proceeding, if Executive files any document containing the proprietary information under seal, and does not disclose the proprietary information, except pursuant to court order.

(g)Definitions. For purposes of this Section 5, the term “Company” means not only Oncternal Therapeutics, Inc., but also any company, partnership or entity which, directly or indirectly, controls, is controlled by or is under common control with Oncternal Therapeutics, Inc.

6.Cooperation.  Executive will reasonably cooperate, for up to one year following the Transition Date, in connection with any litigation, arbitration, proceedings, government hearing or investigation involving the Company or any other matter that relates to Executive’s employment period and about which the Executive has knowledge; provided, however, that such cooperation shall be provided at times that are mutually convenient to the Executive and the Company, and the Company shall make good faith efforts to arrange for such cooperation to be provided by the Executive telephonically.  The Company will provide Executive with reasonable advanced notice in the event Executive’s assistance is required.  The Company recognizes that Executive’s ability to cooperate will necessarily be impacted by other personal, professional and work obligations.  The Company will reimburse Executive for reasonable expenses incurred in providing such cooperation and will reasonably compensate Executive for his time.

7.Arbitration.  Any dispute, claim or controversy based on, arising out of or relating to Executive’s employment or this Agreement shall be settled by final and binding arbitration in San Diego County, California, before a single neutral arbitrator in accordance with the National Rules for the

Resolution of Employment Disputes (the “Rules”) of the American Arbitration Association (“AAA”), and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction. The Rules may be found online at www.adr.org. Arbitration may be compelled pursuant to the California Arbitration Act (Code of Civil Procedure §§ 1280 et seq.). If the parties are unable to agree upon an arbitrator, one shall be appointed by the AAA in accordance with its Rules. Each party shall pay the fees of its own attorneys, the expenses of its witnesses and all other expenses connected with presenting its case; however, Executive and the Company agree that, to the extent permitted by law, the arbitrator may, in his or her discretion, award reasonable attorneys’ fees to the prevailing party; provided, further, that the prevailing party shall be reimbursed for such fees, costs and expenses within forty-five (45) days following any such award, but in no event later than the last day of Executive’s taxable year following the taxable year in which the fees, costs and expenses were incurred; provided, further, that the parties’ obligations pursuant to this sentence shall terminate on the tenth (10th) anniversary of the date of Executive’s termination of employment. Other costs of the arbitration, including the cost of any record or transcripts of the arbitration, AAA’s administrative fees, the fee of the arbitrator, and all other fees and costs, shall be borne by the Company. This Section 7 is intended to be the exclusive method for resolving any and all claims by the parties against each other for payment of damages under this Agreement or relating to Executive’s employment; provided, however, that Executive shall retain the right to file administrative charges with or seek relief through any government agency of competent jurisdiction, and to participate in any government investigation, including but not limited to (a) claims for workers’ compensation, state disability insurance or unemployment insurance; (b) claims for unpaid wages or waiting time penalties brought before the California Division of Labor Standards Enforcement; provided, however, that any appeal from an award or from denial of an award of wages and/or waiting time penalties shall be arbitrated pursuant to the terms of this Agreement; and (c) claims for administrative relief from the United States Equal Employment Opportunity Commission and/or the California Department of Fair Employment and Housing (or any similar agency in any applicable jurisdiction other than California); provided, further, that Executive shall not be entitled to obtain any monetary relief through such agencies other than workers’ compensation benefits or unemployment insurance benefits. This Agreement shall not limit either party’s right to obtain any provisional remedy, including, without limitation, injunctive or similar relief, from any court of competent jurisdiction as may be necessary to protect their rights and interests pending the outcome of arbitration, including without limitation injunctive relief, in any court of competent jurisdiction pursuant to California Code of Civil Procedure §1281.8 or any similar statute of an applicable jurisdiction. Seeking any such relief shall not be deemed to be a waiver of such party’s right to compel arbitration. Both Executive and the Company expressly waive their right to a jury trial.

8.Entire Agreement; Modification.  This Agreement, together with the Proprietary Information Agreement and the other agreements referenced herein and therein, constitutes the entire agreement of the Parties in respect of the subject matter contained herein and therein and supersede all prior or simultaneous representations, discussions, negotiations and agreements, whether written or oral, including, without limitation, the Employment Agreement.  The Employment Agreement shall be superseded entirely by this Agreement and the Employment Agreement shall be terminated and be of no further force or effect.  This Agreement may be amended or modified only with the written consent of Executive and an authorized representative of the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

9.Survival.  The covenants, agreements, representations and warranties contained in or made in this Agreement shall survive the Transition Date or any termination of this Agreement.

10.Third-Party Beneficiaries. Except as expressly set forth herein, this Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement.

11.Waiver. The failure of either party hereto at any time to enforce performance by the other party of any provision of this Agreement shall in no way affect such party’s rights thereafter to enforce the same, nor shall the waiver by either party of any breach of any provision hereof be deemed to be a waiver by such party of any other breach of the same or any other provision hereof.

12.Section Headings. The headings of the several sections in this Agreement are inserted solely for the convenience of the parties and are not a part of and are not intended to govern, limit or aid in the construction of any term or provision hereof.

13.Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by email, telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to Executive at the address listed on the Company’s personnel records and to the Company at its principal place of business, or such other address as either party may specify in writing.

14.Severability.  In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law.  If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

15.Governing Law and Venue.  This Agreement will be governed by and construed in accordance with the laws of the United States of America and the State of California applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof. Any suit brought hereon shall be brought in the state or federal courts sitting in San Diego County, California, the Parties hereby waiving any claim or defense that such forum is not convenient or proper. Each party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by California law.

16.Non-transferability of Interest. Except as provided in this Section 16, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto.  The Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company or any of its affiliates, provided, that the Company shall require such successor or affiliate to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, the term “Company” shall mean the Company and any successor to its business and/or assets or affiliate, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise, or to which Executive’s employment is transferred prior to the Transition Date. This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors and administrators (including the Executive’s estate, in the event of the Executive’s death), and their respective permitted successors and assigns.

17.Gender. Where the context so requires, the use of the masculine gender shall include the feminine and/or neuter genders and the singular shall include the plural, and vice versa, and the word “person” shall include any corporation, firm, partnership or other form of association.

18.Counterparts; Facsimile or .pdf Signatures. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement. This Agreement may be executed and delivered by facsimile or by .pdf file and upon such delivery the facsimile or .pdf signature will be deemed to have the same effect as if the original signature had been delivered to the other party.

19.Construction.  The language in all parts of this Agreement shall in all cases be construed simply, according to its fair meaning, and not strictly for or against any of the parties hereto. Without limitation, there shall be no presumption against any party on the ground that such party was responsible for drafting this Agreement or any part thereof.

20.Withholding and Other Deductions; Right to Seek Independent Advice. All compensation payable to Executive hereunder shall be subject to such deductions as the Company is from time to time required to make pursuant to law, governmental regulation or order. Executive acknowledges and agrees that neither the Company nor the Company’s counsel has provided any legal or tax advice to Executive and that Executive is free to, and is hereby advised to, consult with a legal or tax advisor of his choosing.

21.Section 409A.

(a)This Agreement is not intended to provide for any deferral of compensation subject to Section 409A of the Code, and, accordingly, the severance payments payable under Section 3 shall be paid no later than the later of: (A) the fifteenth (15th) day of the third month following Executive’s first taxable year in which such amounts are no longer subject to a substantial risk of forfeiture, and (B) the fifteenth (15th) day of the third month following first taxable year of the Company in which such amounts are is no longer subject to substantial risk of forfeiture, as determined in accordance with Code Section 409A and any Treasury Regulations and other guidance issued thereunder. To the extent applicable, this Agreement shall be interpreted in accordance with Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder. Each series of installment payments made under this Agreement is hereby designated as a series of “separate payments” within the meaning of Section 409A of the Code.

(b)If Executive is a “specified employee” (as defined in Section 409A of the Code), as determined by the Company in accordance with Section 409A of the Code, on the date of Executive’s Separation from Service, to the extent that the payments or benefits under this Agreement constitute “non-qualified deferred compensation” subject to Section 409A of the Code and the delayed payment or distribution of all or any portion of such amounts to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, then such portion deferred pursuant to this Section 21(b) shall be paid or distributed to Executive in a lump sum on the earlier of (i) the date that is six (6) months following Executive’s Separation from Service, (ii) the date of Executive’s death or (iii) the earliest date as is permitted under Section 409A of the Code. Any remaining payments due under the Agreement shall be paid as otherwise provided herein.

(c)To the extent applicable, this Agreement shall be interpreted in accordance with the applicable exemptions from Section 409A of the Code. If Executive and the Company determine that any payments or benefits payable under this Agreement intended to comply with Sections 409A(a)(2), (3) and (4) of the Code do not comply with Section 409A of the Code, Executive and the Company agree to amend this Agreement, or take such other actions as Executive and the Company deem reasonably  necessary or appropriate, to comply with the requirements of Section 409A of the Code and the Treasury Regulations thereunder (and any applicable transition relief) while preserving the economic agreement of the parties. To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner that no payments payable under this Agreement shall be subject to an “additional tax” as defined in Section 409A(a)(1)(B) of the Code..

(d)Any reimbursement of expenses or in-kind benefits payable under this Agreement shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) and shall be paid on or before the last day of Executive’s taxable year following the taxable year in which Executive incurred the expenses. The amount of expenses reimbursed or in-kind benefits payable during any taxable year of Executive’s shall not affect the amount eligible for reimbursement or in-kind benefits payable in any other taxable year of Executive’s, and Executive’s right to reimbursement for such amounts shall not be subject to liquidation or exchange for any other benefit.

(e)In no event whatsoever shall the Company be liable for any taxes, penalties or interest that may be imposed on Executive pursuant to Section 409A or under any other similar provision of state tax law, including but not limited to, damages for failing to comply with Section 409A and/or any other similar provision of state tax law.

(f)To the extent that the payments or benefits under this Agreement are “non-qualified deferred compensation” subject to Section 409A of the Code, if the period during which you may deliver the Release required hereunder spans two calendar years, the payment of your Termination Benefits shall occur on the later of (i) January 1 of the second calendar year, or (ii) the first regularly-scheduled payroll date following your Release Effective Date.

22.RIGHT TO ADVICE OF COUNSEL.  EXECUTIVE ACKNOWLEDGES THAT HE HAS THE RIGHT, AND IS ENCOURAGED, TO CONSULT WITH HIS LAWYER; BY HIS SIGNATURE BELOW, EXECUTIVE ACKNOWLEDGES THAT HE HAS CONSULTED, OR HAS ELECTED NOT TO CONSULT, WITH HIS LAWYER CONCERNING THIS AGREEMENT.

[Signature Page Follows]

THE UNDERSIGNED AGREE TO THE TERMS OF THIS AGREEMENT AND VOLUNTARILY ENTERS INTO IT WITH THE INTENT TO BE BOUND THEREBY.

Dated:	February 25, 2021	/s/ Frank Hsu M.D.

Frank Hsu, M.D.

Dated:	February 25, 2021	ONCTERNAL THERAPEUTICS, INC.

		By:	/s/ James B. Breitmeyer, M.D., Ph.D.
		Name:	James B. Breitmeyer, M.D., Ph.D.
		Title:	Chief Executive Officer and President

Exhibit A

GENERAL RELEASE OF CLAIMS

This General Release of Claims (“Release”) is entered into as of this 15th day of March, 2021, between Frank Hsu, M.D. (“Executive”), and Oncternal Therapeutics, Inc. (the “Company”) (collectively referred to herein as the “Parties”).

WHEREAS, Executive and the Company are parties to that certain Employment Transition Agreement dated as of February 25, 2021 (the “Transition Agreement”);

WHEREAS, the Parties agree that Executive is entitled to certain severance benefits under Section 3 of the Transition Agreement (the “Termination Benefits”), subject to Executive’s execution of this Release;

WHEREAS, the Company and Executive now wish to fully and finally to resolve all matters between them; and

WHEREAS, defined terms used herein without definition shall have the meanings given to such terms in the Transition Agreement.

NOW, THEREFORE, in consideration of, and subject to, the severance benefits payable to Executive pursuant to the Transition Agreement, the adequacy of which is hereby acknowledged by Executive, and which Executive acknowledges that he would not otherwise be entitled to receive, Executive and the Company hereby agree as follows:

1.	Release of Known and Unknown Claims By Executive.

(a)In exchange for the Termination Benefits set forth in Section 3 of the Transition Agreement, and in consideration of the further agreements and promises set forth herein, Executive, on behalf of himself and his executors, heirs, administrators, representatives and assigns, hereby agrees to release and forever discharge the Company, and all predecessors, successors and its parent corporations, affiliates, related, and/or subsidiary entities, and all of their past and present investors, directors, stockholders, officers, general or limited partners, employees, attorneys, agents and representatives, and the employee benefit plans in which Executive is or has been a participant by virtue of his employment with or service to the Company or any affiliate (collectively, the “Company Releasees”), from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected (collectively, “Claims”), which Executive has or may have had against such entities based on any events or circumstances arising or occurring on or prior to the date hereof or on or prior to the date hereof, arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever Executive’s employment by or service to the Company or any affiliate or the termination thereof, including any and all claims arising under federal, state, or local laws relating to employment, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, and claims of any kind that may be brought in any court or administrative agency including, without limitation, claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000, et seq.; the Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; the Civil Rights Act of 1866, and the Civil Rights Act of 1991; 42 U.S.C. Section 1981, et seq.; the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621, et seq. (the

1

“ADEA”); the Equal Pay Act, as amended, 29 U.S.C. Section 206(d); regulations of the Office of Federal Contract Compliance, 41 C.F.R. Section 60, et seq.; the Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; and the California Fair Employment and Housing Act, California Government Code Section 12940, et seq.

Notwithstanding the generality of the foregoing, Executive does not release any claim which, by law, may not be released, including the following claims:

(i)Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

(ii)Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;

(iii)Claims pursuant to the terms and conditions of the federal law known as COBRA;

(iv)Claims for indemnity under the bylaws of the Company, as provided for by California law (including California Labor Code Section 2802) or Delaware law or under any applicable insurance policy with respect to Executive’s liability as an employee, director or officer of the Company;

(v)Claims for Executive’s right to bring to the attention of the Equal Employment Opportunity Commission or the California Department of Fair Employment and Housing or any other federal, state or local government agency claims of discrimination, or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission or any other federal, state or local government agency; provided, however, that Executive does release his right to secure any damages for alleged discriminatory treatment;

(vi)Claims based on any right Executive may have to enforce the Company’s executory obligations under this Release or the Transition Agreement; and

(vii)Executive’s right to communicate or cooperate with any government agency.

(b)EXECUTIVE ACKNOWLEDGES THAT HE HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY, AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

BEING AWARE OF SAID CODE SECTION, EXECUTIVE HEREBY EXPRESSLY WAIVES ANY RIGHTS HE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

2

(c)Executive acknowledges that Executive is entitled to have twenty-one (21) days’ time in which to consider this Release after the delivery of such Release to him.  Executive further acknowledges that the Company has advised him that he is waiving his rights under the ADEA, and that Executive should consult with an attorney of his choice before signing this Release, and Executive has had sufficient time to consider the terms of this Release.  Executive represents and acknowledges that if Executive executes this Release before twenty-one (21) days have elapsed, Executive does so knowingly, voluntarily, and upon the advice and with the approval of Executive’s legal counsel (if any), and that Executive voluntarily waives any remaining consideration period.

(d)Executive understands that after executing this Release, Executive has the right to revoke it within seven (7) days after his execution of it.  Executive understands that this Release will not become effective and enforceable unless the seven (7) day revocation period passes and Executive does not revoke this Release in writing.  Executive understands that this Release may not be revoked after the seven (7) day revocation period has passed.  Executive also understands that any revocation of this Release must be made in writing and delivered to the Chief Executive Officer of the Company within the seven (7) day period.

(e)Executive understands that this Release shall become effective, irrevocable, and binding upon Executive on the eighth (8th) day after his execution of it, so long as Executive has not revoked it within the time period and in the manner specified in clause (d) above.

(f)Executive further understands that Executive will not be given any Termination Benefits unless this Release is effective on or before the date that is fifty-five (55) days following the Transition Date.

(g)Executive represents and warrants to the Company Releasees that there has been no assignment or other transfer of any interest in any Claim that Executive may have against the Company Releasees.  Executive agrees to indemnify and hold harmless the Company Releasees from any liability, claims, demands, damages, costs, expenses and attorneys’ fees incurred as a result of any such assignment or transfer from Executive.

2.Additional Representations and Warranties By Executive.  Executive represents that Executive has no pending complaints or charges against the Company Releasees, or any of them, with any state or federal court, or any local, state or federal agency, division, or department based on any event(s) occurring prior to the date Executive signs this Release.  Executive further represents that Executive will not in the future, file, participate in, encourage, instigate or assist in the prosecution of any claims, complaints, charges or in any lawsuit by any party in any state or federal court against the Company Releasees, or any of them. unless such aid or assistance is ordered by a court or government agency or sought by compulsory legal process, claiming that the Company Releasees, or any of them, have violated any local, state or federal laws, statutes, ordinances or regulations based upon events occurring prior to the execution of this Release.

3.No Assignment.  Executive represents and warrants to the Company Releasees that there has been no assignment or other transfer of any interest in any Claim that Executive may have against the Company Releasees.  Executive agrees to indemnify and hold harmless the Company Releasees from any liability, claims, demands, damages, costs, expenses and attorneys’ fees incurred as a result of any such assignment or transfer from Executive.  The Company may assign this Release to any successor to all or substantially all of its business and/or assets or any affiliate.

4.Severability.  In the event any provision of this Release is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit

3

contemplated herein to the fullest extent permitted by law.  If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

5.Interpretation; Construction. The headings set forth in this Release are for convenience only and shall not be used in interpreting this Agreement. This Release has been drafted by legal counsel representing the Company, but Executive has participated in the negotiation of its terms. Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Release and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Release. Either party’s failure to enforce any provision of this Release shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Release.

6.Governing Law and Venue.  This Release will be governed by and construed in accordance with the laws of the United States of America and the State of California applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof. Any suit brought hereon shall be brought in the state or federal courts sitting in San Diego, California, the Parties hereby waiving any claim or defense that such forum is not convenient or proper. Each party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by California law.

7.Entire Agreement; Modification.  This Release, together with the Transition Agreement, Proprietary Information Agreement and the other agreements referenced herein and therein, constitutes the entire agreement of the Parties in respect of the subject matter contained herein and therein and supersede all prior or simultaneous representations, discussions, negotiations and agreements, whether written or oral.  This Release may be amended or modified only with the written consent of Executive and an authorized representative of the Company.  No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

8.Counterparts; Facsimile or .pdf Signatures. This Release may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement. This Release may be executed and delivered by facsimile or by .pdf file and upon such delivery the facsimile or .pdf signature will be deemed to have the same effect as if the original signature had been delivered to the other party.

[Signature Page Follows]

4

PLEASE READ CAREFULLY. THIS RELEASE CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

THE UNDERSIGNED AGREE TO THE TERMS OF THIS RELEASE AND VOLUNTARILY ENTERS INTO IT WITH THE INTENT TO BE BOUND THEREBY.

Dated:

Frank Hsu, M.D.

Dated:	ONCTERNAL THERAPEUTICS, INC.

By:
	Name:	James B. Breitmeyer, M.D., Ph.D.
	Title:	Chief Executive Officer and President

5

EXHIBIT B

PROPRIETARY INFORMATION AND INVENTION ASSIGNMENT AGREEMENT